                                                          CONFIDENTIAL TREATMENT
                                                                     EXHIBIT 2.1

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO REGISTRANT'S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2; THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.



                      STOCK AND ASSET PURCHASE AGREEMENT

                         Dated as of October 30, 1998

                                     Among

                                CENTOCOR, INC.,

                            CDP INVESTMENTS, INC.,

                              CDP HOLDINGS CORP.,

                                FUJIREBIO INC.

                                      and

                            FUJIREBIO AMERICA INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                                      Page
                                                                                      ----
ARTICLE I - Definitions...............................................................   1

ARTICLE II - Purchase and Sale of Stock and Assets; Closing...........................   8
    2.1.  Purchase of Stock and Assets................................................   8
    2.2.  Purchase Price..............................................................   8
    2.3.  Payment of the Purchase Price...............................................   8
    2.4.  Closing.....................................................................   9

ARTICLE III - Conditions Precedent to Closing.........................................   9
    3.1.  Conditions Precedent to the Buyers' Obligation..............................   9
    3.2.  Conditions Precedent to the Sellers' Obligation.............................  13

ARTICLE IV - Warranties and Representations of the Sellers............................  14
    4.1.  Warranties and Representations..............................................  14
        4.1.1.  Corporate Status and Authority of the Sellers, CDP Inc. and Centocor..  15
        4.1.2.  Absence of Impediments................................................  15
        4.1.3.  Title to Subject Shares...............................................  15
        4.1.4.  [INTENTIONALLY DELETED]...............................................  16
        4.1.5.  Articles and By-Laws..................................................  16
        4.1.6.  Equity Interests......................................................  16
        4.1.7.  Capitalization........................................................  16
        4.1.8.  Third-Party Consents..................................................  16
        4.1.9.  Title to and Condition of Assets......................................  16
        4.1.10.  Litigation Against the Companies.....................................  17
        4.1.11.  Intellectual Property of the Companies...............................  17
        4.1.12.  Financial Statements.................................................  18
        4.1.13.  Taxes................................................................  19
        4.1.14.  Undisclosed Commitments or Liabilities...............................  19
        4.1.15.  Contracts and Other Agreements.......................................  19
        4.1.16.  Employees; Labor Relations...........................................  20
        4.1.17.  Labor Practices......................................................  20
        4.1.18.  ERISA................................................................  21
        4.1.19.  Events Since Balance Sheet Date......................................  22
        4.1.20.  Insurance............................................................  22
        4.1.21.  Licenses; Permits....................................................  22
        4.1.22.  Compliance With Laws.................................................  22
        4.1.23.  Environmental Matters................................................  23
        4.1.24.  No Termination.......................................................  23

        4.1.25.  Products...........................................................  24
        4.1.26.  Brokers; Agents....................................................  24
    4.2.  Warranties Survive Closing................................................  24
    4.3.  Knowledge of each Seller or Centocor......................................  24
    4.4.  Matters Prior to Spinoff..................................................  25

ARTICLE V - Covenants of the Sellers................................................  25
    5.1.  Access....................................................................  25
    5.2.  Conduct of Business in Ordinary Course....................................  25

ARTICLE VI - Warranties and Representations of the Buyers...........................  27
    6.1.  Warranties and Representations............................................  27
        6.1.1.  Organization and Authority..........................................  27
        6.1.2.  Absence of Impediments..............................................  28
        6.1.3.  Securities Act......................................................  28
        6.1.4.  Litigation Against the Buyers.......................................  28
        6.1.5.  Full Disclosure.....................................................  28
        6.1.6.  Brokers; Agents.....................................................  28
    6.2.  Warranties Survive Closing................................................  28

ARTICLE VII - Schedule of Exceptions................................................  29

ARTICLE VIII - Mutual Covenants.....................................................  30
    8.1.  Cooperation...............................................................  30
    8.2.  Records...................................................................  30
    8.3.  Publicity.................................................................  30
    8.4.  Execution of Additional Documents.........................................  30
    8.5.  Reasonable Efforts........................................................  31
    8.6.  Section 338(h)(10)........................................................  31
    8.7.  Purchase Price Allocation.................................................  31
    8.8.  Post-Closing Activities...................................................  31
    8.9.  Obligation to Perform.....................................................  34

ARTICLE IX - Confidentiality and Non-Competition....................................  34
    9.1.  Confidentiality...........................................................  34
    9.2.  Non-Competition...........................................................  34

ARTICLE X - Indemnification.........................................................  35
    10.1.  Indemnification of the Buyers and CDP Inc................................  35
    10.2.  Indemnification of the Sellers...........................................  35
    10.3. Indemnity for Specified Centocor Guarantees...............................  35
    10.4.  Procedure Relative to Indemnification....................................  36
    10.5.  Effect of Taxes, Insurance and Other Benefits............................  37

    10.6.  Limits on Indemnification Claims.........................................  37
        10.6.1.  Basket.............................................................  37
        10.6.2.  Exceptions to Basket...............................................  37
        10.6.3.  Maximum Amount of Indemnification..................................  37
    10.7.  Sole Remedy; Termination.................................................  37
    10.8.  No Indemnification for Known Breaches of Representations and Warranties..  38
    10.9.  Tax Matters..............................................................  38

ARTICLE XI - Miscellaneous..........................................................  39
    11.1.  Termination..............................................................  39
    11.2.  Expenses.................................................................  40
    11.3.  Notices..................................................................  40
    11.4.  Entire Agreement.........................................................  41
    11.5.  Assignment...............................................................  41
    11.6.  Binding Effect...........................................................  41
    11.7.  Paragraph Headings.......................................................  42
    11.8.  Severability.............................................................  42
    11.9.  Applicable Law...........................................................  42
    11.10.  Counterparts............................................................  42
    11.11.  Passage of Title........................................................  42
    11.12.  Centocor Guaranty.......................................................  42
    11.13.  Arbitration.............................................................  42

                        List of Schedules and Exhibits
                        ------------------------------


Schedule 1-1                  [INTENTIONALLY DELETED]
Schedule 1-2                  Patents
Schedule 1-3                  America Assets
Schedule 1-4                  Retained Assets
Schedule 1-5                  Retained Liabilities
Schedule 1-6                  Fujirebio Assets
Schedule 1-7                  License Agreements
Schedule 3.1(d)               Consents
Schedule 3.1(h)(xi)           Centocor Releases
Schedule 3.1(l)(i)            Executive Employees
Schedule 3.1(l)(ii)           Employees Not Transferring to the Buyers
Schedule 3.2(d)(v)            CDP Inc. Releases
Schedule 4.1.11               Intellectual Property
Schedule 4.1.12               Financial Statements
Schedule 4.1.15               Contracts
Schedule 4.1.16               Employees
Schedule 4.1.18               Benefit Plans
Schedule 4.1.20               Insurance
Schedule 7                    Schedule of Exceptions
Schedule 8.7                  Purchase Price Allocation
Schedule 8.8(a)               Audit Guidelines and Accounting Policies
Schedule 8.9                  Guaranty Contracts

Exhibit 1-A                   Form of Services Agreement
Exhibit 1-B                   Form of Centocor License Agreement
Exhibit 1-C                   Form of Fujirebio-Wistar Agreement
Exhibit 1-D                   Form of Sublease Agreement
Exhibit 1-E                   Form of Lease Agreement
Exhibits 1-F.1 and 1-F.2      Termination Agreements
Exhibit 1-G                   Form of Subcontract Agreement
Exhibit 2.3                   Form of Escrow Agreement
Exhibit 3.1(h)(vii)           Sellers' Opinion
Exhibit 3.2(d)(iv)            Fujirebio's Opinion
Exhibit 3.2(d)(vii)           Form of Assignment and Assumption Agreement
Exhibit 3.2(d)(viii)          America's Opinion
Exhibit 3.2(f)                Form of Amendment to Centocor-Wistar Agreement

                      STOCK AND ASSET PURCHASE AGREEMENT
                      ----------------------------------

     THIS AGREEMENT is made and entered into as of this 30th day of October, 1998, by and among CENTOCOR, INC., a Pennsylvania corporation ("Centocor"), CDP INVESTMENTS, INC., a Delaware corporation (the "Stock Seller"), CDP HOLDINGS CORP., a Delaware corporation (the "Asset Seller"), FUJIREBIO INC., a Japanese corporation ("Fujirebio") and FUJIREBIO AMERICA INC., a New Jersey corporation ("America").

                             B A C K G R O U N D:

     The Stock Seller owns all of the issued and outstanding shares of the no par value per share common stock (the "Common Stock") of Centocor Diagnostics of Pennsylvania, Inc., a Pennsylvania corporation ("CDP Inc.") and the Asset Seller. The Stock Seller is a wholly-owned subsidiary of Centocor Diagnostics, Inc., a Pennsylvania corporation ("Diagnostics"), and Diagnostics is a wholly-owned subsidiary of Centocor. The Companies (as defined below) are engaged in diagnostic businesses which consist principally of an oncology business and a cardiovascular business, and the Buyers (as defined below) desire to purchase only the oncology business and the Sellers (as defined below) desire to sell only the oncology business. The Asset Seller desires to sell to the Buyers and the Buyers desire to purchase from the Asset Seller the Assets (as defined below) and the Stock Seller desires to sell to America and America desires to purchase from the Stock Seller all of the issued and outstanding shares of the Common Stock of CDP Inc., all upon the terms and conditions set forth herein.

     NOW, THEREFORE, Fujirebio, America, Centocor, the Stock Seller and the Asset Seller, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

                                   ARTICLE I
                                   ---------

                                  Definitions
                                  -----------

     The following terms when used in this Agreement or the Schedules or Exhibits hereto will be defined as follows:

     "Adjusted Aggregate Purchase Price" shall be defined as set forth in Paragraph 8.8(a), below.

     "Aggregate Purchase Price" shall be defined as set forth in Paragraph 2.2, below.

     "America" shall be defined as set forth in the initial paragraph to this Agreement.

     "America Assets" means those assets of the Asset Seller set forth on attached SCHEDULE 1-3; provided, however, that such assets shall exclude,
         ------------  --------  -------
without limitation, the Asset Seller's current and deferred federal and state income tax benefits.

     "America Liabilities" means all of the obligations, duties, responsibilities and liabilities of the Asset Seller with respect to the America Assets; provided, however, that such liabilities shall exclude, without
        --------  -------
limitation, current and deferred federal and state tax income tax liabilities of the Asset Seller.

     "Asset Purchase Price" shall be defined as set forth in Paragraph 2.2, below.

     "Asset Seller" shall be defined as set forth in the initial paragraph to this Agreement.

     "Assets" means the Fujirebio Assets and the America Assets.

     "Balance Sheet Date" shall be defined as set forth in Paragraph 4.1.12, below.

     "Basket Amount" shall be defined as set forth in Paragraph 10.6.1 below.

     "Biomira Agreements" shall be defined as set forth in Paragraph 8.8(d) below.

     "Buyer" means each of Fujirebio and America, and "Buyers" means both of them.

     "Buyer Ancillary Documents" means those instruments, documents and agreements executed by the Buyers pursuant to the terms of this Agreement.

     "Buyer Representatives" shall be defined as set forth in Paragraph 5.1, below.

     "Cap Amount" shall be defined as set forth in Paragraph 10.6.3, below.

     "CDP Inc." shall be defined as set forth in the Background section of this Agreement.

     "Centocor" shall be defined as set forth in the initial paragraph to this Agreement.

     "Centocor License Agreement" means a license agreement in the form attached hereto as EXHIBIT 1-B, dated as of the Closing Date, between Centocor and
          -----------
Fujirebio regarding Fujirebio's use of the Centocor name and logo.

     "Centocor-Wistar Agreement" means the Basic Patent and Cell Line License Agreement between Wistar and Centocor dated September 6, 1988.

     "Claiming Party" shall be defined as set forth in Paragraph 10.4(a), below.

     "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

     "Closing" shall be defined as set forth in Paragraph 2.4, below.

     "Closing Date" means the date on which the Closing shall occur as provided in Paragraph 2.4, below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall be defined as set forth in the Background section of this Agreement.

     "Companies" means CDP Inc. and the Asset Seller; individually, a "Company."

     "Companies' Closing Net Assets" means the assets of CDP Inc. (excluding the Retained Assets), plus the Fujirebio Assets, plus the America Assets, less the liabilities of CDP Inc. (excluding the Retained Liabilities), less the Fujirebio Liabilities, less the America Liabilities, all as set forth on the Companies' Closing Statement of Net Assets. All intercompany balances shall be eliminated from the calculation of the Companies' Closing Net Assets.

     "Companies' Closing Statement of Net Assets" means a statement of the Companies' Closing Net Assets prepared (i) by the Sellers and audited by the Sellers' accountant, KPMG Peat Marwick LLP, within fifty-five (55) days after the Closing Date to the extent necessary to determine the amount of the Companies' Closing Net Assets and (ii) as of the Closing Date in accordance with GAAP as applied in a manner consistent with past practice.

     "Companies' March 31, 1998 Net Assets" means $12,069,000.

     "Confidentiality Agreement" means the Confidentiality Agreement between Fujirebio and Diagnostics dated April 27, 1998.

     "Contracts" means any agreements, instruments, contracts, notes, guarantees, and mortgages to which the Companies, or either of them, is a party.

     "Covenant Price" shall be defined as set forth in Paragraph 2.2, below.

     "Damages" shall be defined as set forth in Paragraph 10.1, below.

     "Diagnostics" shall be defined as set forth in the Background section of this Agreement.

     "DOJ" means the Antitrust Division of the United States Department of Justice.

     "Due Inquiry" shall be defined as set forth in Paragraph 4.3, below.

     "Employees" shall be defined as set forth in Paragraph 4.1.16, below.

     "Encumbrances" shall be defined as set forth in Paragraph 4.1.9, below.

     "Environmental Laws" means all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, or health and safety, including, without limitation, laws relating to Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, and all laws and regulations with regard to recordkeeping, notification, disclosure, training and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Escrow Agent" shall be defined as set forth in Paragraph 2.3, below.

     "Escrow Agreement" shall be defined  as set forth in Paragraph 2.3, below.

     "Escrow Amount" shall be defined as set forth in Paragraph 2.3, below.

     "FDA" means the United States Food and Drug Administration.

     "Financial Statements" shall be defined as set forth in Paragraph 4.1.12, below.

     "FTC" means the United States Federal Trade Commission.

     "Fujirebio" shall be defined as set forth in the initial paragraph to this Agreement.

     "Fujirebio Assets" means those assets of the Asset Seller set forth on attached SCHEDULE 1-6; provided, however, that such assets shall exclude,
         ------------  --------  -------
without limitation, the Asset Seller's current and deferred federal and state income tax benefits.

     "Fujirebio Liabilities" means all of the obligations, duties, responsibilities and liabilities of the Asset Seller with respect to the Fujirebio Assets; provided, however, that such liabilities shall exclude,
                  --------  -------
without limitation, current and deferred federal and state income tax liabilities of the Asset Seller.

     "Fujirebio-Wistar Agreement" means the Basic Patent and Cell Line License Agreement between Wistar and Fujirebio dated as of the Closing Date, in the form attached hereto as EXHIBIT 1-C.
                   -----------

     "GAAP" means generally accepted accounting principles in effect in the United States of America, consistently applied.

     "Guarantees" shall be defined as set forth in Paragraph 10.3, below.

     "Hazardous Substances" means all substances defined as hazardous substances, oils, radioactive, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S)300.5, or defined as such by, or regulated as such under, any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "HSR Form" means a pre-merger notification form of a party completed in a manner appropriate for filing by the party with the FTC and the DOJ to give notice to them under the HSR Act of the transactions contemplated by the terms of this Agreement.

     "Indemnifying Party" shall be defined as set forth in Paragraph 10.4(a), below.

     "Independent Accounting Firm" shall be defined as set forth in Paragraph 8.8(b), below.

     "Intellectual Properties" shall be defined as set forth in Paragraph 4.1.11, below.

     "Laws" means any national, federal, state or local statute, law, ordinance, rule or regulation of any jurisdiction.

     "Lease Agreement" means a lease agreement in the form attached hereto as

EXHIBIT 1-E pursuant to which CDP Inc. shall lease the premises indicated
-----------
therein from Centocor immediately after the Closing.

     "Liabilities" means the Fujirebio Liabilities and the America Liabilities.

     "License Agreements" means those license agreements set forth in attached
SCHEDULE 1-7.
------------

     "Material Adverse Effect" means a material adverse effect on the net assets and financial condition, business and results of operations of the Companies taken as a whole.

     "Patents" means all the patents set forth on attached SCHEDULE 1-2.
                                                           ------------

     "Plan" and "Plans" shall be defined as set forth in Paragraph 4.1.18, below.

     "Post-Closing Statement" shall be defined as set forth in Paragraph 8.8(a), below.

     "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day (but not taking into account in either case any activity taken by the Buyers or the Companies at the direction of the Buyers on the Closing Date).

     "Products" shall be defined as set forth in Paragraph 9.2(a), below.

     "Property" shall be defined as set forth in Paragraph 4.1.23, below.

     "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata).

     "Retained Assets" means (a) all assets of the Asset Seller other than the Assets, including, but not limited to, those assets set forth on attached

SCHEDULE 1-4, and (b) those assets of CDP Inc. set forth on attached SCHEDULE 1-
------------                                                         ----------
4.
-

     "Retained Liabilities" means (a) all liabilities of the Asset Seller other than the Liabilities and (b) those liabilities of CDP Inc. set forth on attached

SCHEDULE 1-5.
------------

     "Schedule of Exceptions" shall be defined as set forth in Paragraph 4.1, below.

     "Schedule Supplement" shall be defined as set forth in Article VII, below.

     "Seller" means each of the Stock Seller and the Asset Seller, and "Sellers" means both of them.

     "Seller Ancillary Documents" means those instruments, documents and agreements executed by the Sellers pursuant to the terms of this Agreement.

     "Services Agreement" means a services agreement in the form attached hereto as EXHIBIT 1-A, pursuant to the terms of which Centocor will provide certain
   -----------
services relating to the business conducted by CDP Inc. for the time periods specified therein.

     "Share Purchase Price" shall be defined as set forth in Paragraph 2.2, below.

     "Stock Seller" shall be defined as set forth in the initial paragraph to this Agreement.

     "Subcontract Agreement" means a subcontract agreement in the form attached hereto as EXHIBIT 1-G, pursuant to the terms of which Centocor shall assume the
          -----------
obligation to complete certain development work for certain customers of CDP Inc. after the Closing.

     "Subject Shares" means all of the issued and outstanding shares of capital stock of CDP Inc., consisting of One Thousand (1,000) shares of Common Stock.

     "Sublease Agreement" means a sublease agreement in the form attached hereto as EXHIBIT 1-D, pursuant to the terms of which CDP Inc. shall sublease the
   -----------
premises indicated therein from Centocor immediately after the Closing.

     "Survival Period" means a period for which representations and warranties shall survive the Closing pursuant to the provisions of Paragraphs 4.2 and 6.2, below, as the case may be.

     "Taxes" mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items).

     "Tax Returns" shall be defined as set forth in Paragraph 4.1.13, below.

     "Termination Agreements" means, collectively, a termination and release agreement dated August 12, 1998 between Centocor, Diagnostics, the Stock Seller, the Asset Seller and CDP Inc. attached hereto as EXHIBIT 1-F.1 and a termination
                                                 -------------
and release agreement dated as of or before the Closing between the Asset Seller and CDP Inc. in the form attached hereto as EXHIBIT 1-F.2.
                                            -------------

     "Termination Price" shall be defined as set forth in Paragraph 2.2, below.

     "Third Party Claim" shall be defined as set forth in Paragraph 10.4(a), below.

     "Wistar" means The Wistar Institute of Anatomy and Biology, a Pennsylvania nonprofit corporation.

                                  ARTICLE II
                                  ----------

                Purchase and Sale of Stock and Assets; Closing
                ----------------------------------------------

     2.1.  Purchase of Stock and Assets.  Subject to the terms and conditions
           ----------------------------
set forth in this Agreement, at the Closing, (a) the Asset Seller shall sell to
(i) Fujirebio the Fujirebio Assets, and (ii) America the America Assets, (b) Fujirebio shall (i) purchase the Fujirebio Assets from the Asset Seller, and
(ii) assume from the Asset Seller the Fujirebio Liabilities, (c) America shall
(i) purchase the America Assets from the Asset Seller, and (ii) assume from the Asset Seller the America Liabilities, (d) the Stock Seller shall sell to America and America shall purchase from the Stock Seller all of the Subject Shares, and
(e) Centocor shall (i) enter into the Amendment to the Centocor-Wistar Agreement in the form attached hereto as EXHIBIT 3.2(f), and (ii) agree to be bound by the covenant not to compete set forth in Paragraph 9.2(a), below.

     2.2.  Purchase Price.  The purchase price for the Subject Shares (the
           --------------
"Share Purchase Price") shall equal [
                              ]. The purchase price for the Assets (the "Asset
Purchase Price") shall equal [
                    ]. The purchase price for Centocor's consent to amendment
of the Centocor-Wistar Agreement (the "Termination Price") shall equal [
                                                        ].  The consideration
for Centocor's covenant not to compete set forth in Paragraph 9.2(a), below (the
"Covenant Price"), shall equal [                                              ].
The aggregate of the Share Purchase Price, the Asset Purchase Price, the Termination Price and the Covenant Price shall equal Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) (the "Aggregate Purchase Price"). Notwithstanding anything to the contrary contained in this Agreement, the Stock Seller and America acknowledge that CDP Inc. will distribute to Centocor, or an affiliate of Centocor, at or prior to the Closing the Retained Assets set forth on SCHEDULE 1-4 and Centocor, or an affiliate of Centocor, will assume prior to
   ------------
or at the Closing the Retained Liabilities set forth on SCHEDULE 1-5 and,
                                                        ------------
accordingly, such assets and liabilities will not be owned by or obligations of CDP Inc. as of the Closing. In accordance with Paragraph 8.8, below, the Aggregate Purchase Price shall be adjusted after the Closing in the amount, if any, by which the Companies' Closing Net Assets are less than the Companies' March 31, 1998 Net Assets.

     2.3.  Payment of the Purchase Price.  At the Closing, (i) America shall
           -----------------------------
deliver to the Asset Seller, by wire transfer to a bank account designated in writing by the Asset Seller, immediately available funds in an amount equal to [
         ], a portion of the Asset Purchase Price as payment for the America Assets, (ii) Fujirebio shall deliver to the Asset Seller, by wire transfer to a bank account designated in writing by the Asset Seller, immediately available
funds in an amount equal to [          ], the remaining portion of the Asset
Purchase Price as payment for the Fujirebio Assets, (iii) Fujirebio shall deliver to Centocor, by wire transfer to a bank account designated in writing by Centocor, immediately available funds in an amount equal to sum of the Termination Price and the Covenant Price, and (iv) America shall deliver to the Stock Seller, by wire transfer to a bank account designated in writing by the Stock Seller, immediately available funds in an amount equal to
the Share Purchase Price, less [          ] (the "Escrow Amount").  In addition,
at the Closing, America shall pay the Escrow Amount to First Union National Bank at Philadelphia, Pennsylvania, U.S.A., as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent for the benefit of the Sellers and the Buyers until the first anniversary of the Closing Date to secure a portion of the potential obligations of the Sellers under this Agreement to adjust the Aggregate Purchase Price or to make indemnification payments to the Buyers as provided in Article X, below. The Escrow Amount shall be governed by the terms and conditions of the Escrow Agreement in the form attached hereto as EXHIBIT 2.3, subject to the
                                                    -----------
comments of the Escrow Agent as mutually agreed to by America and the Stock Seller (the "Escrow Agreement").

     2.4.  Closing.  The closing of the transactions contemplated herein (the
           -------
"Closing") shall occur at 10:00 a.m. on November 17, 1998, or, if later, on such business day within five (5) days after all of the conditions precedent to the Closing have been satisfied (other than those which by their terms may only be satisfied at the Closing) as designated by Fujirebio giving three (3) days prior written notice to the Sellers or at such other time and/or place as the Sellers and the Buyers shall mutually agree; provided, however, that in no event shall
                                     --------  -------
the Closing occur later than November 25, 1998 (or such later date as the parties hereto may mutually agree), and provided, further, that the Buyers will
                                        --------  -------
(i) use their best efforts to cause the Closing to occur before November 17, 1998, and (ii) in the event Closing prior to November 17, 1998 is possible, give the Sellers three (3) days prior written notice of the date and time of such early Closing. The Closing shall be held at the offices of Duane, Morris & Heckscher LLP in Wilmington, Delaware.

                                  ARTICLE III
                                  -----------

                        Conditions Precedent to Closing
                        -------------------------------

     3.1.  Conditions Precedent to the Buyers' Obligation.  The obligations of
           ----------------------------------------------
the Buyers to consummate the transactions contemplated herein are subject to the satisfaction as of the Closing of the following conditions:

           (a) The respective representations and warranties of the Sellers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date; the Sellers shall have performed in all material respects the respective covenants of the Sellers contained in this Agreement required to be performed on or prior to the Closing; and the Sellers shall have delivered to the Buyers certificates from each of them dated the Closing Date and signed by an authorized representative of such Seller confirming the foregoing.

          (b) Centocor shall have filed an HSR Form with the FTC and the DOJ under the HSR Act, and the waiting period following the filing of HSR Forms by the Buyers and Centocor shall have expired, whether pursuant to early termination or by passage of time.

          (c) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          (d) The Buyers or the Companies shall have received, at or before the Closing, those consents, approvals, authorizations, permits and licenses listed on attached SCHEDULE 3.1(d).
                        ---------------

          (e) Between the date hereof and the Closing Date, there shall have been no change in the business or assets of the Companies which, taken as a whole, has had a Material Adverse Effect.

          (f) All of the License Agreements shall be in full force and effect, without modification, amendment or other change whatsoever except for such changes as contemplated hereunder and such changes which do not have a Material Adverse Effect, provided that such changes shall have been communicated to the Buyers prior to the Closing, and that the Sellers shall not have waived or consented to any diminution of any of their respective rights thereunder.

          (g) Fujirebio and Centocor shall have entered into the Centocor License Agreement.

          (h) The Sellers shall have delivered to the respective Buyer the following:

               (i) Certificates representing the Subject Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, free and clear of all liens, claims and encumbrances.

               (ii) The certificates of the Sellers required to be delivered pursuant to Paragraph 3.1(a), above.

               (iii) Resignations of the officers and directors of CDP Inc. and each person who is a trustee, custodian or authorized signatory under any employee benefit plan of CDP Inc., effective as of the Closing Date, except as the Buyers shall direct to the contrary.

               (iv) Resignations of the signatories of the bank and other depository accounts and safe deposit boxes of CDP Inc., effective as of the Closing Date, except as the Buyers shall direct to the contrary.

               (v) Constructive possession of all pass books, keys and other data of CDP Inc., or articles required for access thereto, and the combinations for all safes, vaults and other places of safe keeping or storage of CDP Inc.

               (vi) Constructive possession of the complete books and records relating to the business of CDP Inc.

               (vii) An opinion from Duane, Morris & Heckscher LLP, outside counsel to the Sellers, dated as of the Closing Date, in the form of
          EXHIBIT 3.1(h)(vii).
          -------------------

               (viii) A certificate from the Stock Seller, in a form satisfactory to America, setting forth true, complete and correct copies of the Articles of Incorporation and By-Laws of CDP Inc., and all amendments thereto.

               (ix) Certificates from the Secretary or an Assistant Secretary of each of the Sellers setting forth the resolutions of the Board of Directors of such Seller authorizing the execution of this Agreement and all agreements, documents and instruments to be executed by such Seller in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

               (x) A certificate of good standing of CDP Inc. in Pennsylvania and in such other states as America may reasonably request.

               (xi) A general release dated as of the Closing Date and duly executed by Centocor, releasing all claims Centocor may have against CDP Inc., except (a) claims arising under this Agreement or the documents executed in connection herewith, and (b) those claims, if any, listed on attached SCHEDULE 3.1(h)(xi).
                                  -------------------

               (xii) The Termination Agreements, duly executed by each of the parties thereto.

               (xiii) Such bills of sale or assignments as may be reasonably necessary to transfer the Assets as the Buyers may reasonably request upon reasonable prior notice to the Sellers.

               (xiv) All original copies of the License Agreements, duly executed by each party thereto that are in the possession or control of the Companies.

               (xv) Such other documents, instruments or things as either Buyer may reasonably request to consummate this Agreement upon prior notice to the Sellers.

          (i)  CDP Inc. shall have transferred the Retained Assets set forth on
     SCHEDULE 1-4 to Centocor, or an affiliate of Centocor, and Centocor, or an
     ------------
     affiliate of Centocor, shall have assumed the Retained Liabilities set forth on SCHEDULE 1-5, and the Stock Seller and Centocor shall have
              ------------
     delivered to the Buyers the certification of the Stock Seller and Centocor to such effect.

          (j) Fujirebio and Wistar shall have entered into the Fujirebio-Wistar Agreement in the form attached hereto as EXHIBIT 1-C.
                                              -----------

          (k) Centocor and Wistar shall have entered into the Amendment to the Centocor-Wistar Agreement, in the form attached hereto as EXHIBIT 3.2(f).
                                                               --------------

          (l) The Buyers shall have received employment commitments from all or substantially all of those executive employees of CDP Inc. as specified on attached SCHEDULE 3.1(l)(i) and the certification of the Stock Seller to
              ------------------
     the effect that (i) the workforce of CDP Inc. in place on the Closing Date will be sufficient to operate the oncology business of the Companies subsequent to the Closing in the ordinary course and consistent with past practice, and (ii) the employees of CDP Inc. specified on attached SCHEDULE
                                                                        --------
     3.1(l)(ii) shall have been duly terminated or transferred to Centocor
     ----------
     without incurring any liability to CDP Inc. and the Buyers. The Buyers shall have the right, within ten (10) days after the date of this Agreement, to specify in writing up to five (5) additional employees of CDP Inc. and add the names of such employees to SCHEDULE 3.1(l)(ii). Such
                                                 -------------------
     employees shall be duly terminated or transferred to Centocor without incurring any liability to CDP Inc. or the Buyers.

          (m) The Stock Seller and America shall have entered into the Escrow Agreement in the form attached hereto as EXHIBIT 2.3, subject to the
                                              -----------
     comments of the Escrow Agent as mutually agreed to by America and the Stock Seller.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, the Buyers, acting jointly, may elect to (i) terminate this Agreement without liability to the Buyers, provided that any such termination shall be without prejudice to any claims by the Buyers for intentional breach of this Agreement by the Sellers, or (ii) waive all such unsatisfied conditions and consummate the transactions contemplated herein despite such failure. If either of the Buyers has actual knowledge or constructive knowledge (meaning that any senior management employee, attorney or other advisor of either Buyer has knowledge) of the failure of any of the foregoing conditions and nonetheless elects to consummate the transactions described herein, such conditions shall be deemed waived and the Buyers shall not have any right to be indemnified under
Article X, below, for any Damages arising out of the failure to satisfy the condition(s) which have been deemed to have been waived.

     3.2.  Conditions Precedent to the Sellers' Obligation.  The obligation of
           -----------------------------------------------
the Sellers to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing of the following conditions:

          (a) The respective representations and warranties of the Buyers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date; the Buyers shall have performed in all material respects the covenants of the Buyers contained in this Agreement required to be performed on or prior to the Closing; and the Buyers shall have delivered to the Sellers certificates from each of them dated the Closing Date and signed by an authorized representative of such Buyer confirming the foregoing.

          (b) The Buyers shall have filed proper HSR Forms with the FTC and the DOJ under the HSR Act, and the waiting period following the filing of the HSR Forms by the Buyers and Centocor shall have expired, whether pursuant to early termination or by passage of time.

          (c) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          (d) The Buyers shall have delivered to the respective Sellers and Centocor, as the case may be, the following:

               (i) The Asset Purchase Price, the Termination Price, the Covenant Price and the Share Purchase Price, as specified in Paragraph 2.3, above.

               (ii) Certificates from duly authorized representatives of each of the Buyers setting forth the resolutions of the Board of Directors of such Buyer authorizing the execution of this Agreement and all agreements, documents and instruments to be executed by such Buyer in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

               (iii) The certificates of the Buyers required to be delivered pursuant to Paragraph 3.2(a), above.

               (iv) An opinion from Fujirebio's counsel, Nishimura & Partners, dated as of the Closing Date, in the form attached hereto as EXHIBIT
                                                                       -------
          3.2(d)(iv).
          ----------

               (v) A general release dated as of the Closing Date and duly executed by CDP Inc., releasing all claims CDP Inc. may have against Centocor arising from events occurring prior to the Closing, except
          (a) claims arising under this

          Agreement or the documents executed in connection herewith, and (b) those claims, if any, listed on attached SCHEDULE 3.2(d)(v).
                                                   ------------------

               (vi)   [INTENTIONALLY DELETED]
                       ---------------------

               (vii) An assignment and assumption agreement dated as of the Closing Date and duly executed by the Buyers, assuming the Liabilities, in the form attached hereto as EXHIBIT 3.2(d)(vii).
                                                      -------------------

               (viii) An opinion from America's special counsel, Dechert Price
          & Rhoads, dated as of the Closing Date, in the form attached hereto as
          EXHIBIT 3.2(d)(viii).
          --------------------

          (e) Fujirebio and Centocor shall have entered into the Centocor License Agreement, in the form attached hereto as EXHIBIT 1-B.
                                                       -----------

          (f) Centocor and Wistar shall have entered into the Amendment to the Centocor-Wistar Agreement, in the form attached hereto as EXHIBIT 3.2(f).
                                                               --------------

          (g) Fujirebio and Wistar shall have entered into the Fujirebio-Wistar Agreement, in the form attached hereto as EXHIBIT 1-C.
                                               -----------

          (h) The Stock Seller and America shall have entered into the Escrow Agreement, in the form attached hereto as EXHIBIT 2.3, subject to the
                                               -----------
     comments of the Escrow Agent as mutually agreed to by America and the Stock Seller.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, the Sellers, acting jointly, may elect to (i) terminate this Agreement without liability to the Sellers provided that any such termination shall be without prejudice to any claims by the Sellers for intentional breach of this Agreement by the Buyers, or (ii) waive all such unsatisfied conditions and consummate the transactions contemplated herein despite such failure. If either of the Sellers or Centocor has actual knowledge or constructive knowledge (meaning that any senior management employee, attorney or other advisor of either Seller or Centocor has knowledge) of the failure of any of the foregoing conditions and, nonetheless, the Sellers elect to consummate the transactions described herein, such conditions shall be deemed waived and the Sellers shall not have any right to be indemnified under Article X, below, for any Damages arising out of the failure to satisfy the condition(s) which have been deemed to have been waived.

                                  ARTICLE IV
                                  ----------

                 Warranties and Representations of the Sellers
                 ---------------------------------------------

     4.1.  Warranties and Representations.  Except as set forth in the schedule
           ------------------------------
of exceptions attached hereto (the "Schedule of Exceptions"), the Sellers hereby jointly and severally warrant and represent to the Buyers, which warranties and representations shall survive the Closing for the periods set forth in Paragraph 4.2, below, and shall be subject to the provisions of Paragraphs 4.3, below, as follows:

     4.1.1.  Corporate Status and Authority of the Sellers, CDP Inc. and
             -----------------------------------------------------------
Centocor.
--------

          (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CDP Inc. and Centocor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is duly qualified to transact business and is in good standing in each other jurisdiction in which the property owned, leased or operated by it or in which the business activities conducted by it requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

          (b) The Stock Seller has full right, power and authority to sell, transfer and deliver to America the full legal and beneficial ownership of the Subject Shares and to consummate the transactions contemplated herein. The Asset Seller has full right, power and authority to sell, transfer and deliver to the Buyers the full legal and beneficial ownership of the Assets. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents by each Seller have been duly authorized by all necessary corporate proceedings on the part of such Seller and this Agreement and the Seller Ancillary Documents constitute the valid and legally binding obligations of such Seller, enforceable against it in accordance with their respective terms.

     4.1.2.  Absence of Impediments.  The execution, delivery and performance of
             ----------------------
(i) this Agreement and the Seller Ancillary Documents by each Seller, and (ii) this Agreement and the instruments, documents and agreements executed by Centocor pursuant to the terms of this Agreement, does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof by each Seller and Centocor, will not (i) conflict with or result in any breach or violation of any Laws, or any judgment, order or decree, applicable to either Seller, CDP Inc., Centocor, the Subject Shares, the Assets or the Liabilities, in any case, which could have a Material Adverse Effect, or (ii) violate or conflict with, or result in a breach under, any agreement, instrument or document to which either Seller or Centocor is a party or is subject or which affects either Seller, Centocor, CDP Inc., the Subject Shares, the Assets or the Liabilities, in any case, which could have a Material Adverse Effect, except for the requirement to obtain the consents of certain third parties as provided in Paragraph 3.1(d), above.

     4.1.3.  Title to Subject Shares. The Stock Seller owns good, valid and
             -----------------------
marketable title to the Subject Shares, free and clear of all liens, encumbrances, pledges, restrictions, security interests or claims of any kind and, upon delivery to America at the Closing of certificates evidencing the Subject Shares, duly endorsed for transfer or accompanied by duly endorsed stock powers, good, valid and marketable title to the Subject Shares will pass to America, free and clear of all liens, encumbrances, pledges, restrictions, security interests or claims of any kind.

     4.1.4.  [INTENTIONALLY DELETED].
              ---------------------

     4.1.5.  Articles and By-Laws.  The copies of CDP Inc.'s Articles of
             --------------------
Incorporation and By-Laws previously delivered to America are true, complete and correct and are in full force and effect without amendment or modification.

     4.1.6.  Equity Interests.  Except as set forth in the Schedule of
             ----------------
Exceptions, CDP Inc. does not own, directly or indirectly, any capital stock of, any equity interest in, or any other ownership or investment interest in, any corporation, partnership, limited liability company, joint venture or other business entity.

     4.1.7.  Capitalization.  The entire authorized capital stock of CDP Inc.
             --------------
consists of One Thousand (1,000) shares of Common Stock, no par value per share, of which One Thousand (1,000) shares are duly authorized, validly issued and outstanding and owned, legally and beneficially, by the Stock Seller. All of the Subject Shares are fully paid and nonassessable. None of the Subject Shares have been issued in violation of, and none are subject to, any preemptive or subscription rights. Except as set forth in the Schedule of Exceptions, there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which CDP Inc. is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities of CDP Inc. The Subject Shares constitute all of the issued and outstanding shares of capital stock of CDP Inc. of whatever class, series or designation.

     4.1.8.  Third-Party Consents.  Except for the consents referred to in
             --------------------
Paragraph 3.1(d), above, no action, consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal or other court or administrative body or agency or other third party is required in connection with the execution and delivery of this Agreement and the agreements and documents relating hereto by either Seller or CDP Inc., as the case may be, or the consummation by either Seller or CDP Inc., as the case may be, of the transactions contemplated hereby.

     4.1.9.  Title to and Condition of Assets.
             --------------------------------

          (a) CDP Inc. owns or leases all of the property and assets, personal and real, tangible or intangible, used by it in connection with the conduct of its business, except (i) as set forth in the Schedule of Exceptions,
     (ii) for the Retained Assets set forth on SCHEDULE 1-4 and (iii) to the
                                               ------------
     extent CDP Inc.'s failure to own or lease any such property or assets would not have a Material Adverse Effect. CDP Inc. has good and marketable title to all of the property included among its assets, tangible and intangible, including, without limitation, those assets reflected on the Financial Statements or thereafter acquired (except inventory sold since December 31, 1997, for fair value in the ordinary course of business consistent with past practices and except for leased items), in each case free and clear of all liens, claims, encumbrances and security interests (collectively, "Encumbrances"), except such Encumbrances which are not material to the use of an asset or will be released at the Closing. To the knowledge of the Sellers, all of the tangible personal property of CDP Inc. is in good operating condition and repair, ordinary wear and tear excepted. Except for the services being provided by Centocor pursuant to the Services Agreement, together with the Assets, the assets of CDP Inc. on hand as of the Closing will be sufficient for the operation of its oncology business in the ordinary course consistent with past practices and are suitable for the purpose for which they are being used. Centocor represents that the Patents and all rights and interests therein and thereto have been assigned to the Asset Seller, and that Centocor does not own and has not licensed or granted to any person any rights or Encumbrances with respect to the Patents, except for licenses granted to third party distributors of the Products in the ordinary course of business consistent with past practice, which such licenses are included within the contracts listed on SCHEDULE 4.1.15. The
                                                          ---------------
     Asset Seller holds legal and beneficial title to the Patents free and clear of all Encumbrances whatsoever, except such Encumbrances which do not restrict in any material respect the practicing of any such Patent. No unresolved claims have been asserted or threatened in writing and received by a Seller or Centocor by any person challenging the validity of the Patents or the Asset Seller's ownership or use of the Patents.

          (b) Except as set forth in the Schedule of Exceptions, to the knowledge of the Sellers, all obligations of Diagnostics under the agreements relating to Diagnostics' acquisition of the diagnostic business of Biomira Diagnostics, Inc. have been substantially performed in accordance with their terms and conditions.

     4.1.10.  Litigation Against the Companies.  Except as set forth in the
              --------------------------------
Schedule of Exceptions, there is no claim, action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending or, to the knowledge of each Seller and Centocor, threatened against CDP Inc. or any of its business, assets or property or against or with respect to the Patents before any national, federal, state, municipal or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal. CDP Inc. is not in default with respect to any order, writ, injunction or decree of any governmental authority or instrumentality or any court.

     4.1.11.  Intellectual Property of the Companies.
              --------------------------------------

          (a) SCHEDULE 4.1.11 attached hereto sets forth a list of all patents,
              ---------------
     patent applications, trademarks, trademark applications, trade names, service marks and copyrights, and licenses and rights to any of the foregoing (collectively the "Intellectual

     Properties") which are used or held by either Company and material to the conduct of the oncology business of the Companies. Each Company owns or is a licensee or otherwise has the right to use the Intellectual Properties in the conduct of its oncology business. Except as set forth in the Schedule of Exceptions, no claims have been asserted or, to the knowledge of the Sellers and Centocor, threatened in writing by any person challenging either Company's ownership or use of any of the Intellectual Properties which, if successful, would have a Material Adverse Effect.

          (b) Except as set forth in the Schedule of Exceptions:

               (i) the Companies own the Intellectual Properties free and clear of any Encumbrances;

               (ii) neither Company has granted to any other party any rights with respect to the Intellectual Properties except for licenses granted in the ordinary course of business;

               (iii) the trademark registrations, service mark registrations, copyright registrations and patents set forth in SCHEDULE 4.1.11 have
                                                           ---------------
          not been canceled, abandoned or otherwise terminated;

               (iv) the trademark applications, service mark applications, copyright applications and patent applications set forth in SCHEDULE
                                                                      --------
          4.1.11 have been duly filed;
          ------

               (v)   all license agreements set forth in SCHEDULE 4.1.11 were
                                                         ---------------
          entered into in the ordinary course of business; and

               (vi) neither Company is in material default under any of the foregoing license agreements, and, to the knowledge of each Seller and Centocor, no other party is in material default thereunder.

     4.1.12.  Financial Statements.  The financial statements of CDP Inc.
              --------------------
attached hereto as SCHEDULE 4.1.12 (the "Financial Statements"), including,
                   ---------------
without limitation, the audited consolidated financial statements of Diagnostics for the fiscal periods ended December 31, 1996 and 1997 which include the accounts of CDP Inc. as part of a division of Centocor through August 22, 1997 and as CDP Inc. thereafter, fairly present the financial condition of CDP Inc. on such dates and the results of operations for the periods designated therein and were prepared in accordance with GAAP; provided, however, it is acknowledged
                                           --------  -------
that significant management assumptions were made in allocating costs from Centocor and the Stock Seller in order to present the Financial Statements, and Centocor and the Stock Seller jointly and severally represent and warrant that each of them in good faith believes that such costs were reasonably and appropriately allocated and has not been advised by its outside auditors or any other person, that such allocations were or are not reasonable and appropriate, but neither the Stock Seller nor Centocor makes any further representation or warranty as to the reasonableness or appropriateness of such allocations. There has been no material adverse change in the capitalization, assets, liabilities, profitability or methods of doing business of the Companies since December 31, 1997 (the "Balance Sheet Date"), other than those described in the Schedule of Exceptions and changes in the ordinary course of business (none of which changes has had a Material Adverse Effect).

     4.1.13.  Taxes.  CDP Inc. has duly and timely filed all statements, forms,
              -----
reports and returns ("Tax Returns") required to be filed by it relating to all Taxes imposed by any jurisdiction or taxing authority thereof or therein, and has paid all Taxes shown thereon as owing. For purposes hereof, "timely" means before the due date or any extension thereof. All such Tax Returns are true, correct, and complete in all material respects, and there are no outstanding waivers or agreements extending the statute of limitations for any Tax period with respect to any Tax to which CDP Inc. may be subject. All Taxes due have been paid or adequate reserves therefor have been established (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and CDP Inc. has timely withheld and paid over to the appropriate taxing authority all required withholding taxes. There are no pending audits by any federal, state, local or foreign taxing authority of any payment or Tax Return made or filed by CDP Inc., nor has there been any claimed failure to pay or report any kind of Tax which may be assessed by any such taxing authority against CDP Inc. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect CDP Inc., and CDP Inc. has not been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired. CDP Inc. has not been doing business in, is not, and has not been engaged in a trade or business or has business in force in any jurisdiction in which it has not filed all
required Tax Returns.   Neither the Sellers nor Centocor make any representation
or warranty with respect to any Tax Return filing requirements of CDP Inc. after Closing or taxes, penalties or other obligations with respect to the failure of CDP Inc. to file such Tax Returns except for any Taxes, penalties or other obligations related to the Pre-Closing Tax Period.

     4.1.14.  Undisclosed Commitments or Liabilities.  There are no commitments,
              --------------------------------------
liabilities or obligations of CDP Inc., whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by CDP Inc. of the liabilities of others, for which specific and adequate provisions have not been made on the Financial Statements, except those incurred in or as a result of the ordinary course of business since the Balance Sheet Date.

     4.1.15.  Contracts and Other Agreements.  SCHEDULE 4.1.15 attached hereto
              ------------------------------   ---------------
sets forth a list of all material Contracts of CDP Inc.

     4.1.16.  Employees; Labor Relations.
              --------------------------

          (a)  SCHEDULE 4.1.16 contains accurate and complete information
               ---------------
     identifying each of the employees of CDP Inc. as of the date of this Agreement ("Employees") and the stock options and restricted stock (together with a schedule of vesting and expiration dates) of the Employees, together with a list of any contracts and agreements of any kind whatsoever between any of the Sellers, Centocor or CDP Inc. and any of the Employees, whether oral or written, including without limitation any agreement concerning severance or other compensation, any stay bonus agreement or retention bonus agreement relating to any such Employees.

          (b)  SCHEDULE 4.1.16 contains a description of any arrangements
               ---------------
     involving the indebtedness of such Employees to CDP Inc. and any arrangements involving the indebtedness of CDP Inc. to any such Employee (other than obligations for payment of salaries, bonuses or other compensation in the ordinary course of business), together with a statement as to the amount and maturity of any such indebtedness.

          (c) The Sellers and Centocor shall be responsible for all liabilities and obligations arising in respect of any and all employees listed on
     SCHEDULE 4.1.16 and their beneficiaries arising out of any agreement or
     ---------------
     promise, whether oral or written, made in connection with their employment with any of the Sellers, Centocor or CDP Inc. prior to the Closing Date, including but not limited to, the payment of severance pay, the 1998 annual bonus or the retention bonuses or stay bonuses set forth on SCHEDULE
                                                                 --------
     4.1.16, except for the payment of accrued wages reflected on the Companies'
     ------
     Closing Statement of Net Assets.

     4.1.17.  Labor Practices.  With respect to the employees of CDP Inc.:
              ---------------

          (a) To each Seller's and Centocor's knowledge, CDP Inc. is in compliance with the Federal Fair Labor Standards Act and all applicable Laws relating to employment discrimination, employee welfare and labor standards. Except as set forth in the Schedule of Exceptions, there are no pending claims, lawsuits or arbitrations which have been asserted or instituted against CDP Inc. by any past or present employee alleging that such employee was subject to a wrongful discharge or any employment discrimination by CDP Inc. or its management arising out of or relating to such employee's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Law.

          (b) To each Seller's and Centocor's knowledge, CDP Inc. is in compliance in all material respects with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable Laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes. To each Seller's and Centocor's knowledge, no proceedings are pending or threatened before any court, government agency or instrumentality or arbitrator relating to labor matters, and there is no pending investigation by any governmental agency or threatened claim by any such agency or other person relating to labor or employment matters with respect to CDP Inc.

          (c) CDP Inc. is not a party to any understanding, agreement or contract with any union, labor organization, employee group or other entity or individual which affects the employment of its employees, including but not limited to, any collective bargaining agreements or labor contracts.
     To each Seller's and Centocor's knowledge, none of the employees of CDP Inc. are in the process of being organized by or into labor unions or associations. CDP Inc. has not had any material adverse change in its employee relations and has not been subject to a strike, slow-down, or other work stoppage during the three (3) year period immediately preceding the date hereof and, to each Seller's and Centocor's knowledge, there are no strikes, slow-downs or work stoppages threatened against CDP Inc.

     4.1.18.  ERISA.
              -----

          (a)  SCHEDULE 4.1.18 attached hereto lists all profit sharing, pension
               ---------------
     or retirement plans, programs, arrangements or agreements, and each other employee benefit plan, program or agreement maintained or contributed to or required to be contributed to for the benefit of any employee or terminated employee of CDP Inc., whether formal or informal (individually, a "Plan" and collectively, the "Plans"). The Stock Seller has heretofore delivered to the Buyers a true and complete copy of each Plan (including all amendments thereto).

          (b) No Plans are covered by Title IV of ERISA, nor has CDP Inc. or any other member of the same controlled group of organizations as CDP Inc., within the meaning of Section 414(b), (c) or (m) of the Code (the "Controlled Group") ever maintained any such Plan.

          (c) Neither the Stock Seller, CDP Inc., nor any other member of the Controlled Group contributes to or participates in, or has had any obligation during the current year or the three (3) calendar years proceeding the date of this Agreement to contribute to or participate in, any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA).

          (d) To each Seller's and Centocor's knowledge, each of the Plans substantially conforms to, and has been operated and administered in accordance with ERISA and the Code. Each of the Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a currently effective favorable determination letter issued by the Internal Revenue Service with respect to the qualification of such Plan under the Code, and nothing has occurred which would cause the loss of such qualification or which would result in material sanctions or corrections costs under the Internal Revenue Service's Employee Plans Compliance Resolution System.

          (e) To each Seller's and Centocor's knowledge, neither Seller, CDP Inc., any of the Plans, any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with either Seller, CDP Inc., or any trustee or administrator of the Plans or any such trust, or any party dealing with the Plans or any such trusts, which could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed pursuant to Section 4975 of the Code.

          (f) Full payment has been made of all amounts which Centocor, the Stock Seller or CDP Inc. is required to pay under the terms of each of the Plans for the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts payable with respect to the portion of the current plan year ending on the Closing Date will be paid by Centocor, the Stock Seller or CDP Inc. on or prior to the Closing Date.

     4.1.19.  Events Since Balance Sheet Date.  Since the Balance Sheet Date,
              -------------------------------
CDP Inc. has conducted its business in the normal and ordinary course and has not suffered any material adverse change in its assets or business or taken any action or omitted to take any action that, if taken or omitted after the date hereof but before the Closing, would have resulted in a violation of Paragraph 5.2, below, except for the transfer of the Retained Assets set forth on SCHEDULE
                                                                        --------
1-4, Centocor's assumption of the Retained Liabilities set forth on SCHEDULE 1-
---                                                                 ----------
5, or as set forth in the Schedule of Exceptions.
-

     4.1.20.  Insurance.  A true and complete list of all insurance policies
              ---------
owned by or covering assets or risks of CDP Inc. is attached hereto as SCHEDULE
                                                                       --------
4.1.20.  Each such insurance policy is in full force and effect and neither CDP
------
Inc. nor the Stock Seller has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance policy.

     4.1.21.  Licenses; Permits.  To the knowledge of each Seller and Centocor,
              -----------------
except as set forth in the Schedule of Exceptions, CDP Inc. has all permits, registrations and authorizations required by all applicable Laws, including, without limitation, applicable Environmental Laws, in the operation of its business, including but not limited to, (i) all clearances and approvals from the FDA and all clearances and approvals from comparable foreign entities in those nations where CDP Inc. does business, and (ii) all permits, registrations and authorizations relating to hazardous substances and the disposal of hazardous substances generated by or used in the business of the Companies.

     4.1.22.  Compliance With Laws.  To the knowledge of each Seller and
              --------------------
Centocor, the operation of CDP Inc. and the manufacture, sale and distribution of all goods and services by CDP Inc. are and have been in compliance in all material respects with all applicable Laws, including, without limitation, applicable Environmental Laws. No notice has been issued nor any investigation or review is pending or, to each Seller's and Centocor's knowledge, threatened, by the FDA or any other governmental entity (i) with respect to any alleged violation by CDP Inc. of any Law, or (ii) with respect to any alleged failure by CDP Inc. to have all permits, certificates, licenses, clearances, approvals and other authorizations required in connection with the operation of CDP Inc.

     4.1.23.  Environmental Matters.
              ---------------------

          (a) Except as set forth in the Schedule of Exceptions, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding or demand letter existing or pending, or, to the knowledge of each Seller or Centocor, threatened, relating to CDP Inc., or any property or facility owned, operated or leased by CDP Inc. (the "Property"), relating in any way to Environmental Laws.

          (b) Except as set forth in the Schedule of Exceptions, to the knowledge of each Seller and Centocor, CDP Inc. has not Released any Hazardous Substances or any other wastes produced by, or resulting from, CDP Inc.'s business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Property except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of CDP Inc. (which inventories and wastes, if any, were and are stored or disposed of in material compliance with applicable Environmental Laws).

          (c) To the knowledge of each Seller and Centocor, no employee of CDP Inc. in the course of his or her employment with CDP Inc. has been exposed to any Hazardous Substance generated, produced or used by CDP Inc. which could reasonably give rise to any claim against CDP Inc.

          (d) Except as set forth in the Schedule of Exceptions, CDP Inc. has not received any notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances and CDP Inc. has not entered into any agreements concerning such Cleanup, nor is any Seller or Centocor aware of any facts which might reasonably give rise to such notice or order.

          (e) Except as set forth in the Schedule of Exceptions, to the knowledge of each Seller and Centocor, the Property does not contain any:
     (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs;
     (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances have been disposed.

     4.1.24.  No Termination.  Except as set forth in the Schedule of
              --------------
Exceptions, since January 1, 1998, neither Seller nor CDP Inc. has received any notice or knowledge of the intention of any material customer or material supplier of CDP Inc. to cease doing business or materially reduce their business or terminate any agreements with CDP Inc.

     4.1.25.  Products.  Except as set forth in the Schedule of Exceptions, (i)
              --------
no claim for product liability has been asserted against CDP Inc. during the three (3) year period preceding the date hereof, and (ii) to the knowledge of each Seller and Centocor, all products sold by CDP Inc. and all finished goods inventory at the time of Closing have been manufactured in compliance with all applicable manufacturing and quality control procedures required by Law or good manufacturing practices.

     4.1.26.  Brokers; Agents.  Neither of the Sellers nor Centocor has dealt
              ---------------
with any agent, finder, broker or other representative in any manner which could result in CDP Inc. or either Buyer being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement, except that Centocor has engaged the services of Arthur D. Little, Inc. and will bear the fees and charges of that firm.

     4.2.  Warranties Survive Closing.  Notwithstanding any investigation by or
           --------------------------
information supplied to the Buyers, the warranties and representations of the Sellers herein contained shall be true and correct on the date hereof and on the Closing Date and shall survive the Closing for the Survival Periods set forth below:

          (a)  the warranties and representations in Paragraphs 4.1.1, 4.1.3 and
     4.1.5 shall survive forever;

          (b) the warranties and representations in Paragraphs 4.1.13, 4.1.22 (but only to the extent that such warranties and representations relate to Environmental Laws) and 4.1.23 shall survive for the applicable statute of limitations; and

          (c) all other warranties and representations of the Sellers in this Agreement or in the Seller Ancillary Documents shall survive until March 31, 2000.

Any claim for indemnification under Article X, below, made in writing prior to the expiration of the applicable Survival Period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved, abandoned or judicially determined and any such claim not so made in writing prior to the expiration of the applicable Survival Period shall be deemed to have been waived.

     4.3.  Knowledge of each Seller or Centocor.  For those warranties and
           ------------------------------------
representations set forth in this Article IV which are subject to the qualification "to each Seller's knowledge" or "to the knowledge of each Seller," or words to similar effect with respect to either Seller or both Sellers, knowledge shall mean (i) the actual, current knowledge of R. James Danehy, President and CEO or Richard Bierly, Vice President and CFO, and (ii) matters which should have come to the attention of either such person upon "Due Inquiry". Due Inquiry, for purposes of this definition, means that the Sellers have required the appropriate management employees of the Companies in the insurance, human resources, legal, accounting, environmental and regulatory departments of the Companies to read this Agreement and the Schedule of Exceptions and have permitted each such employee to ask questions with respect thereto in order to permit such employees to acknowledge to the Sellers that they have no knowledge that any warranty or representation set forth herein is not correct or contains any untrue statement of material fact or omits or will omit to state any material fact required to make the statements contained therein not misleading. For those warranties and representations set forth in this Article IV which are subject to the qualification "to Centocor's knowledge" or "to the knowledge of Centocor," or words to similar effect, knowledge shall mean (i) the actual, current knowledge of David P. Holveck, CEO or Dominic J. Caruso, Senior Vice President and CFO of Centocor, and (ii) matters which should have come to the attention of any such person upon Due Inquiry.

     4.4.  Matters Prior to Spinoff.  All warranties and representations set
           ------------------------
forth in this Article IV with respect to CDP Inc. or its business, assets, operations, or employees shall be deemed to refer to such entity as it was previously constituted as a division of Centocor through August 22, 1997, except as expressly limited in Section 4.1.12, above, with respect to the Financial Statements.

                                   ARTICLE V
                                   ---------

                           Covenants of the Sellers
                           ------------------------

     The Sellers jointly and severally covenant and agree as follows:

     5.1.  Access.  Prior to the Closing, the Sellers will (i) cause the
           ------
Companies to give the Buyers and their representatives, employees, counsel and accountants (the "Buyer Representatives") reasonable access to the properties, books and records of the Companies, and (ii) cause the officers of the Companies to furnish the Buyers and their designated representatives with financial and operating data and other information with respect to the Companies for the purpose of permitting the Buyers, among other things, to: (a) conduct their due diligence review, (b) review the financial statements of the Companies, and (c) prepare for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers and the Companies will permit the Buyers and their accountants to have access during normal business hours to examine all relevant work papers and schedules of the Companies.
Notwithstanding the foregoing, the Buyers acknowledge that access and due diligence permitted or required pursuant to this Section 5.1 with respect to the Asset Seller shall be limited to access and due diligence with respect to matters relating to the Assets and the Liabilities. The Buyers shall not, without the consent of the relevant Seller, contact any customers or suppliers of either Company prior to the Closing. If the acquisitions contemplated hereby are not closed, and in any event pending the Closing, the Buyers and the Buyer Representatives shall maintain in confidentiality all nonpublic and proprietary information acquired by the Buyers from the Sellers and the Companies in connection with their due diligence review as provided in the Confidentiality Agreement.

     5.2.  Conduct of Business in Ordinary Course.  The Sellers covenant and
           --------------------------------------
agree with the Buyers that, between the date hereof and the Closing Date (except
(i) as otherwise agreed in
writing by the Buyers, and (ii) for the transfer of certain assets by CDP Inc. to Centocor, or an affiliate of Centocor, to ensure that the Adjusted Aggregate Purchase Price does not exceed the Aggregate Purchase Price):

          (a) The Sellers will cause the Companies to conduct their business in the ordinary course and normal manner consistent with past practices;

          (b) No change will be made in the Articles of Incorporation or By-Laws or other constituent documents of the Sellers;

          (c) The Stock Seller will cause CDP Inc. to use reasonable efforts to keep available the services of its employees (other than those identified on SCHEDULE 3.1(l)(ii)) and to preserve the goodwill of the customers,
        -------------------
     suppliers and others having business relationships with the Companies;

          (d) The relevant Seller shall promptly advise the Buyers in writing of the commencement or threat of any suit, proceeding or investigation against, relating to or involving either Company or the Assets or which could otherwise affect the assets or the business of either Company or the Assets and which in each case would, if determined adversely to such Company, have a Material Adverse Effect, whether or not covered by insurance;

          (e) The Sellers shall advise the Buyers of (i) any change in the assets, liabilities or financial condition of the Companies which has a Material Adverse Effect, and (ii) any condition or state of facts which results in or is likely to result in the failure to satisfy any of the conditions of the Buyers' obligations hereunder;

          (f) The Asset Seller and CDP Inc. shall advise Fujirebio of any change in the status, condition, utility or other feature of the Patents, the Assets or the financial condition of the Asset Seller which has a Material Adverse Effect;

          (g) The Sellers will not allow the Companies to create or permit to become effective any Encumbrances on the assets of the Companies other than Encumbrances created in the ordinary course of business;

          (h) Centocor will maintain, on behalf of the Companies, the current liability, casualty, property and other insurance coverage in full force and effect;

          (i) The Stock Seller will not allow CDP Inc. to issue any additional shares of capital stock or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of capital stock of CDP Inc.;

          (j)  Except for the transfer of the Retained Assets set forth on
     SCHEDULE 1-4 to Centocor, or an affiliate of Centocor, the Stock Seller
     ------------
     will not allow CDP Inc. to declare or pay any dividends on or make any distributions (however characterized) in respect of shares of its capital stock;

          (k) The Stock Seller will not allow CDP Inc. to repurchase or redeem any shares of its capital stock;

          (l)  The Stock Seller will not allow CDP Inc. to make any change in
     (i) the accounting principles or practices reflected in the Financial Statements other than as required by GAAP, (ii) CDP Inc.'s methods of applying such principles or practices, or (iii) the credit criteria utilized by CDP Inc. in connection with its business; and

          (m) The Sellers will provide reasonable assistance to the Buyers in connection with the Buyers' efforts to establish employee benefit plans for the benefit of CDP Inc. employees which shall take effect as of the Closing; and

          (n) The Sellers will not allow either Company to enter into any agreement or commitment to do any of the foregoing.



                                   ARTICLE VI
                                   ----------

                  Warranties and Representations of the Buyers
                  --------------------------------------------

     6.1.    Warranties and Representations.  The Buyers hereby jointly and
             ------------------------------
severally warrant and represent to the Sellers, which warranties and representations shall survive the Closing for the periods set forth in Paragraph 6.2, below, as follows:

     6.1.1.  Organization and Authority.  Fujirebio is a corporation duly
             --------------------------
organized and validly existing under the laws of Japan. America is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Fujirebio has a tangible net worth determined in accordance with generally accepted accounting principles in excess of Twenty-Five Million United States Dollars ($25,000,000). Each Buyer is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each state in which the property owned, leased or operated by it or in which the business activities conducted by such Buyer therein makes such qualification necessary and has all requisite corporate power and authority to own its properties and carry on all business activities conducted by it. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents by the Buyers have been duly authorized by all necessary corporate proceedings on the part of the Buyers, and this Agreement and the Buyer Ancillary Documents constitute the valid and legally binding obligation of the Buyers, enforceable in accordance with their respective terms.

     6.1.2.  Absence of Impediments.  The execution, delivery and performance of
             ----------------------
this Agreement and the Buyer Ancillary Documents by each Buyer does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof by such Buyer will not (i) conflict with or result in any breach or violation of any Law or any judgment, order or decree applicable to such Buyer, or (ii) violate or conflict with, or result in a breach under, any agreement, instrument or document to which such Buyer is a party or is subject or which affects such Buyer. No action, consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal or other court or governmental or administrative body or agency or other third party is required in connection with the execution and delivery of this Agreement and the agreements and documents relating hereto by each Buyer or the consummation by each Buyer of the transactions contemplated hereby.

     6.1.3.  Securities Act.  The Subject Shares are being acquired by America
             --------------
for investment only and not with a view to any public distribution thereof. America acknowledges that the Subject Shares will not be registered by the Stock Seller pursuant to the Securities Act of 1933, as amended, or any state securities laws and America will not offer to sell or otherwise dispose of the Subject Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

     6.1.4.  Litigation Against the Buyers.  To the Buyers' knowledge, there is
             -----------------------------
no claim, action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending or threatened before any federal, state, municipal or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal which seeks to question, delay or prevent the consummation of the transaction contemplated hereby.

     6.1.5.  Full Disclosure.  Each Buyer has notified the Sellers in writing of
             ---------------
any fact, condition or circumstance of which such Buyer has knowledge which such Buyer reasonably believes would constitute a breach or default, or any fact, condition or circumstance of which such Buyer reasonably believes would, after notice or lapse of time or both, constitute a breach or default by either of the Sellers under any agreement or document contemplated hereby.

     6.1.6.  Brokers; Agents.  Neither Buyer has dealt with any agent, finder,
             ---------------
broker or other representative in any manner which could result in either Seller, CDP Inc. or Centocor being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

     6.2.    Warranties Survive Closing. Notwithstanding any investigation by or
             --------------------------
information supplied to the Sellers, the warranties and representations of the Buyers herein contained shall be true and correct on the date hereof and on the Closing Date and shall survive the Closing for the Survival Periods set forth below:

          (a) the warranties and representations in Paragraph 6.1.1 shall survive forever; and

          (b) all other warranties and representations of the Buyers in this Agreement or in the Buyer Ancillary Documents shall survive until March 31, 2000.

Any claim for indemnification under Article X, below, made in writing prior to the expiration of the applicable Survival Period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved, abandoned or judicially determined, and any such claim not submitted in writing prior to the expiration of the applicable Survival Period shall be deemed to have been waived.

                                  ARTICLE VII
                                  -----------

                             Schedule of Exceptions
                             ----------------------

     Although the schedules and information set forth in the Schedule of Exceptions (the initial Schedule of Exceptions is attached hereto as SCHEDULE 7)
                                                                     ----------
specifically refer to the paragraph of this Agreement to which such schedule and information is responsive, each such schedule and information shall be deemed to have been disclosed with respect to any other paragraph of this Agreement or for any other purpose to which such disclosure is applicable. All capitalized terms used in the Schedule of Exceptions and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. Any reference in the Schedule of Exceptions to any document, instrument or item attached to the Schedule of Exceptions is qualified entirely by reference to such attached document, instrument or item and each such document, instrument or item is deemed incorporated by reference in its entirety into the Schedule of Exceptions. Each Seller shall have the right to supplement the Schedule of Exceptions at any time prior to fifteen (15) days before the Closing Date by delivery to the Buyers of any such supplement (a "Schedule Supplement"). Each Schedule Supplement shall be in writing and shall be delivered in accordance with Paragraph 11.3 of this Agreement. At any time prior to ten (10) days before the Closing Date, Fujirebio shall have the right under Paragraph 11.1, below, to terminate this Agreement by written notice to the Sellers if the matters disclosed in all of the Schedule Supplements, taken as a whole, would have a Material Adverse Effect. If Fujirebio does not elect to terminate this Agreement pursuant to the preceding sentence, the Buyers shall be deemed to have elected to consummate the transactions contemplated hereby. To the extent that the Buyers elect to so consummate the transactions contemplated hereby, the Schedule of Exceptions shall be deemed amended and supplemented by all information set forth in each Schedule Supplement, and the warranties and representations of the Sellers made in Article IV hereof shall be deemed amended and supplemented by all such information set forth in each Schedule Supplement as if amended on the date of execution hereof.

                                  ARTICLE VIII
                                  ------------

                                Mutual Covenants
                                ----------------

     Each Seller, Centocor and each Buyer covenant and agree as follows:

     8.1.  Cooperation.  The Buyers, the Sellers and Centocor shall cooperate
           -----------
with each other and shall cause their respective officers, employees, agents, accountants and representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of CDP Inc., the Assets and the business of CDP Inc. from the Sellers to the Buyers and to minimize any disruption to such businesses that might result from the transactions contemplated hereby.

     8.2.  Records.
           -------

               (a) At the Closing, the Asset Seller will deliver or cause to be delivered to (i) Fujirebio, all original records relating to the Fujirebio Assets and the Fujirebio Liabilities which are in the possession or control of the Asset Seller, and (ii) America, all original records relating to the America Assets and the America Liabilities which are in the possession or control of the Asset Seller. In addition, the Stock Seller will deliver or cause to be delivered to America all original records relating to CDP Inc. which are in the possession or control of the Stock Seller. The Sellers and Centocor shall retain all records relating to the transaction contemplated hereby but not delivered to the Buyers for at least five (5) years after the Closing Date.

               (b) After the Closing, upon reasonable written notice, the Buyers and the Sellers agree to furnish or cause to be furnished to each other and their respective representatives, counsel and accountants access, during normal business hours, to such information (including records pertinent to CDP Inc.) and assistance relating to CDP Inc. as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any Tax claim or assessment.

     8.3.  Publicity.  The Sellers, Centocor and the Buyers agree that no public
           ---------
release or announcement concerning the transactions contemplated hereby shall be issued by either party prior to the Closing Date without the prior consent (which consent shall not be unreasonably withheld) of the other party, except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     8.4.  Execution of Additional Documents.  From time to time, as and when
           ---------------------------------
requested by a party hereto, each party hereto and Centocor shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     8.5.  Reasonable Efforts.  Prior to the Closing, the Buyers, the Sellers
           ------------------
and Centocor shall undertake all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including without limitation, arranging with Wistar for the execution of the Fujirebio-Wistar Agreement and the Amendment to the Centocor-Wistar Agreement. Fujirebio agrees to cause America to consummate the transactions contemplated by this Agreement at the Closing.

     8.6.  Section 338(h)(10).  America and Centocor agree that they will
           ------------------
jointly make an effective election under Section 338(h)(10) of the Code with respect to the sale of the Subject Shares by the Stock Seller to America. Centocor, the Stock Seller and America agree to comply with all of the requirements and conditions of Sections 338(g) and 338(h)(10) of the Code, the Treasury regulations thereunder and all other applicable sections of the Code and Treasury regulations relating thereto, including, without limitation, the timely filing of Department of Treasury Form 8023 entitled "Elections Under
Section 338 For Corporations Making Qualified Stock Purchase." Centocor, the Stock Seller and America also agree to make any analogous elections pursuant to any state or local income tax provisions, and shall take all necessary steps to effectuate such elections. None of Centocor, the Stock Seller or America will take any action, including, without limitation, any action in connection with the filing of any Tax Returns, that would be inconsistent with or prejudice the elections made pursuant to this Section 8.6.

     8.7.  Purchase Price Allocation.  Centocor, the Stock Seller and America
           -------------------------
hereby agree to allocate the Share Purchase Price among the assets of CDP Inc., and the Asset Seller, Fujirebio and America hereby agree to allocate the Asset Purchase Price among the Assets, for all purposes (including tax and financial accounting purposes) in a manner consistent with the fair market value of such assets set forth on SCHEDULE 8.7 attached hereto. The parties hereto agree that
                    ------------
such allocations shall have been determined through arm's length negotiations and will comply with the requirements of Section 338 or Section 1060 of the Code, as applicable, and the applicable Treasury regulations thereunder. Each of the parties hereto agrees that, to the extent permitted by applicable law, it will adopt and utilize the amount allocated to each asset or class of assets for purposes of all federal, state and other income Tax Returns filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax Returns, in any claim for refund, in any litigation or otherwise with respect to such Tax Returns.

     8.8.  Post-Closing Activities.  After the Closing, the parties shall take
           -----------------------
following actions:

          (a) The Sellers shall prepare, and the Sellers' accountant, KPMG Peat Marwick LLP shall audit, and the Sellers shall deliver, within fifty-five
     (55) days after the Closing Date, the Companies' Closing Statement of Net Assets and a post-closing statement (the "Post-Closing Statement") to the Buyers and the Buyers' accountants to be prepared in accordance with GAAP that will set out the actual amount as at the Closing Date of the Companies' Closing Net Assets as reflected on the Companies' Closing Statement of Net Assets. For purposes of determining the amount of the Companies' Closing Net Assets to be reflected on the Companies' Closing Statement of Net Assets, the parties agree to the audit guidelines and accounting policies set forth on SCHEDULE 8.8(a) attached hereto. Based on
                                      --------------
     the foregoing, the Post-Closing Statement shall set out the total amount of the Aggregate Purchase Price as adjusted pursuant to Paragraph 2.2 above (the "Adjusted Aggregate Purchase Price"). In conjunction with the preparation of the Companies' Closing Statement of Net Assets:



               (i) The Sellers shall conduct a physical inventory of those categories constituting at least 80%, in value, of the raw materials, work-in-progress and finished goods inventories of CDP Inc., including, without limitation, antibodies, antigens, bulk standards, controls, serums, bottle components and kits. The difference between the results of the pricing of the physical inventory and the recorded inventory shall be charged or credited, as the case may be.

               (ii) The Sellers shall prepare a list of items comprising the net book value of the fixed assets of CDP Inc. Subject to the reasonable satisfaction of the Buyers, certain material items on such list shall be indicated as having been physically counted by the Sellers while the remaining items on such list shall not have been physically counted by the Sellers.

               (iii) The Sellers shall include an asset on the Companies' Closing Statement of Net Assets which reflects the capitalization of a portion of the payment to Hybritech Incorporated as a license acquisition fee, as described in Section 4.1.10 of the Schedule of Exceptions. The Sellers and the Buyers agree that the amount of such asset will be excluded from the determination of the Adjusted Aggregate Purchase Price.

          (b) The Buyers and the Buyers' accountants shall have the right to review all records, work papers and calculations of the Sellers and KPMG related to the Companies' Closing Statement of Net Assets. The Buyers shall have thirty (30) days after delivery of the Companies' Closing Statement of Net Assets and the Post-Closing Statement in which to notify the Sellers in writing of any discrepancy in, or disagreement with, the items reflected on the Companies' Closing Statement of Net Assets or the determination of the Adjusted Aggregate Purchase Price and upon agreement by the Sellers regarding the Buyers' requested adjustment, an appropriate adjustment shall be made thereto. If the Buyers do not make any objection during such thirty (30) day period, the Companies' Closing Statement of Net Assets and the Post-Closing Statement shall be deemed to be accepted in the form presented to the Buyers. If the Sellers do not agree, within twenty
     (20) days after receipt of notice of the requested adjustment, to make any adjustment timely requested by the Buyers, the disputed items or amounts shall be submitted for review and final determination by Price Waterhouse Coopers (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be binding and conclusive upon the parties hereto for purposes hereof. All expenses and fees of the Independent Accounting Firm shall be borne one-half (1/2) by the Buyers and one-half (1/2) by the Sellers.

          (c) In the event the Aggregate Purchase Price exceeds the Adjusted Aggregate Purchase Price as finally determined, the Stock Seller shall pay such excess amount to the Buyers by wire transfer, to such account as may be designated by Fujirebio within ten (10) days of final determination of the Adjusted Aggregate Purchase Price. In the event that the Adjusted Aggregate Purchase Price as finally determined exceeds the Aggregate Purchase Price, America shall cause CDP Inc. to refund such excess amount in cash or cash equivalent assets to the Stock Seller within ten (10) days of final determination of the Adjusted Aggregate Purchase Price, net of any income taxes payable by CDP Inc. to the United States or any jurisdiction therein as a result of such distribution, and such refund amount shall be treated as an additional Retained Asset. Such refund shall be accompanied by a detailed calculation of such income taxes, if any, certified as true and complete by the chief financial officer of America. America shall, and shall cause CDP Inc. to, use its best efforts to minimize such income taxes and, if America determines that any such taxes are payable, it shall consult with the Stock Seller regarding such taxes and arrangements which may reduce or eliminate such taxes without material adverse impact on America or Fujirebio.

          (d) The Sellers shall use their best efforts to (i) cooperate with the Buyers in accordance with the Services Agreement in connection with transfer of the assets to be transferred under the agreements entered into by Biomira Diagnostics Inc. and Diagnostics as of May 27, 1998 (the "Biomira Agreements"), and (ii) ensure supplies of Biomira Products (as defined in the Biomira Agreements) for the period of twelve (12) months from the Closing Date in quantities which are reasonably consistent with past practice.

          (e) Immediately following the Closing, America shall cause (i) CDP Inc. to execute and deliver to Centocor the Services Agreement, the Lease Agreement, the Sublease Agreement and the Subcontract Agreement, and the Board of Directors of CDP Inc. to approve such execution and delivery, and
     (ii) CDP Inc. to certify to the Sellers the resolutions of the Board of Directors of CDP Inc. authorizing the execution of such documents. Contemporaneously therewith, Centocor shall execute and deliver to CDP Inc. the Services Agreement, the Lease Agreement, the Sublease Agreement and the Subcontract Agreement. In addition, immediately following the Closing, America shall deliver to Centocor an amendment to CDP Inc.'s Articles of Incorporation and other documentation reasonably acceptable to Centocor suitable for filing with the Department of State of the Commonwealth of Pennsylvania pursuant to which America shall cause CDP Inc. to change its corporate name to a name which does not include the word "Centocor" or any word confusingly similar to such word.

     8.9.  Obligation to Perform. Following the Closing, Fujirebio and America
           ---------------------
agree to cause CDP Inc. to perform all of CDP Inc.'s obligations under the contracts listed on SCHEDULE 8.9.
                    ------------

                                   ARTICLE IX
                                   ----------

                      Confidentiality and Non-Competition
                      -----------------------------------

     9.1.  Confidentiality. Except as may be agreed to in writing by the Buyers,
           ---------------
Centocor acknowledges and agrees that it shall not, at any time during the three
(3) year period following the Closing Date, disclose any confidential information with respect to CDP Inc. or its business or assets or the Assets or the Liabilities to anyone other than employees and representatives of the Buyers. Nothing in this Paragraph 9.1 shall prohibit Centocor from using or disclosing any such confidential information which is, at the time of the Closings, also proprietary to the business of Centocor and which is used by Centocor in its business operations.

     9.2.  Non-Competition.
           ---------------

          (a) Centocor shall not, at any time during the three (3) year period following the Closing Date, commercially manufacture, market, sell or distribute, and shall not permit any of its affiliates to commercially manufacture, market, sell or distribute, any product that competes with any of the Products that the Buyers are purchasing under this Agreement. A product shall be deemed to compete with a Product if it (i) is used in the field of oncology in vitro diagnostics, and (ii) employs an antibody which reacts with the same antigens that any antibody contained in any of the Products is intended to react. For the purposes of this Section 9.2(a), "Products" shall mean collectively: CA 19-9, CA 15-3, CA 72-4, CYFRA 21-1, PSA, CA 125, CA 125II, TRUQUANT-OV2, TRUQUANT-GI, TRUQUANT-BR, AFP, FBT-11, FBT-09 and FBT-12.

          (b) Except as may be agreed to in writing by the other parties hereto, the Buyers and Centocor each acknowledge and agree that at no time during the period commencing on the date of this Agreement and continuing until the first anniversary of the Closing Date, will either party or any of its affiliates solicit or recruit, or attempt to solicit or recruit, in the case of Centocor and its affiliates, any employee of CDP Inc., the Buyers or its affiliates, and in the case of the Buyers and its affiliates, any employee of Centocor or its affiliates; provided, however, that the
                                                 --------  -------
     actions contemplated to be taken by the Buyers and Centocor in Paragraph 3.1(l), above, shall not constitute a violation of this Paragraph 9.2(b).

                                   ARTICLE X
                                   ---------

                                Indemnification
                                ---------------

     10.1.  Indemnification of the Buyers and CDP Inc.  The Sellers shall
            -----------------------------------------
indemnify, jointly and severally, each Buyer and CDP Inc. and hold them harmless from and against any and all damages, losses, deficiencies, actions, judgments, costs and expenses (including reasonable attorneys' and accountants' fees) (collectively referred to herein as "Damages") of or against each Buyer or CDP Inc. resulting from or arising out of: (i) any misrepresentation or breach of any warranty or representation of either Seller contained in this Agreement or any of the Seller Ancillary Documents; (ii) the nonfulfillment of any covenant or agreement on the part of either Seller contained in this Agreement or any of the Seller Ancillary Documents; (iii) all liability for any and all Taxes imposed on the Stock Seller or any of its affiliates (including, without limitation, CDP Inc.) with respect to all Pre-Closing Tax Periods, including without limitation, (A) Taxes imposed on CDP Inc. by reason of having been a member of any affiliated group with which CDP Inc. files or has filed a Tax Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date, and (B) any liability under any tax sharing agreement or similar arrangement with respect to any Pre-Closing Tax Period, whether or not written; (iv) Centocor's failure to pay, perform and discharge when due the Retained Liabilities; or (v) any liability arising in connection with patent infringement claims of Health Research, Inc. with regard to CA 15-3 materials; provided, however, indemnification shall not be provided with respect to Taxes incurred as the result of action taken by either Buyer or at the direction of either Buyer on the Closing Date which action has not been consented to by the Stock Seller or Centocor, or Taxes reserved for or reflected as a liability on the Closing Date Balance Sheet excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax Returns.

     10.2.  Indemnification of the Sellers.  The Buyers shall indemnify, jointly
            ------------------------------
and severally, each Seller and hold them harmless from and against any and all Damages of or against each Seller resulting from or arising out of (i) any misrepresentation or breach of any warranty or representation of either Buyer contained in this Agreement or any of the Buyer Ancillary Documents; (ii) the nonfulfillment of any covenant or agreement on the part of either Buyer contained in this Agreement or any of the Buyer Ancillary Documents; or (iii) any increase in Taxes to the Sellers or Centocor as the result of actions taken by either Buyer or at the direction of either Buyer on the Closing Date which such actions have not been consented to by the Stock Seller and Centocor.

     10.3.  Indemnity for Specified Centocor Guarantees.  Fujirebio and America
            -------------------------------------------
shall jointly and severally indemnify and hold Centocor harmless from and against any Damages suffered by it resulting from, arising out of, or incurred with respect to any and all claims threatened or asserted by any and all of the parties listed on SCHEDULE 8.9 against Centocor by reason of Centocor's
                  ------------
obligations under the guarantees of the performance of CDP Inc. provided by

     Centocor with respect to the contracts listed on SCHEDULE 8.9 (the
                                                      ------------
"Guarantees"). The obligation of Fujirebio and America to provide indemnification under this Paragraph 10.3 shall be binding upon Fujirebio and America notwithstanding the belief of Fujirebio or America that any claim by such third party has no merit. Notwithstanding the provisions of Paragraph
11.13 of this Agreement, in the event any litigation is commenced against Centocor by a party listed on SCHEDULE 8.9 seeking to enforce or making a claim
                              ------------
under a Guarantee, America agrees to submit to the jurisdiction of whatever court such litigation is instituted for the purpose of allowing Centocor to enforce its rights under this Paragraph 10.3. Fujirebio and America shall use all best efforts to resolve and settle any claims, threatened or asserted, by any of the parties listed on SCHEDULE 8.9 in such manner as to prevent any
                             ------------
liability on the part of Centocor arising out of the Guarantees.

     10.4.  Procedure Relative to Indemnification.
            -------------------------------------

            (a) In the event that any party hereto shall claim that it is entitled to be indem nified pursuant to the terms of this Article X, it (the "Claiming Party") shall so notify the party against which the claim is made (the "Indemnifying Party") in writing of such claim within fifteen
     (15) days after discovery of the facts supporting the claim or receipt of a written notice of any claim of a third party (a "Third Party Claim") that may reasonably be expected to result in a claim by such party against the party to which such notice is given, as the case may be. Such notice shall specify the breach of representation, warranty, covenant or agreement claimed by the Claiming Party and the liability, loss, cost or expense incurred by or imposed upon or expected to be incurred by or imposed upon the Claiming Party on account thereof, to the extent ascertainable at such time. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

            (b) The Indemnifying Party may, upon receipt of written notice of a Third Party Claim and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party, unless the aggregate potential liability of the Claiming Party exceeds the aggregate potential liability of the Indemnifying Party (calculated assuming indemnification by the Indemnifying Party with reference to the limitations set forth in Paragraph 10.6, below), in which event the Indemnifying Party shall only have the right to defend the Third Party Claim with the consent of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at its expense, to participate in the defense. Except with respect to a Claim relating to income Taxes, the Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party, which consent shall not be unreasonably withheld. However, if the Claiming Party fails to consent to any settlement or compromise offer acceptable to the party making the Third Party Claim, the Indemnifying Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement or compromise offer. If the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Article X is being sought, such matter shall be within the sole responsibility of the Claiming Party and its counsel.

            (c) In the event the Indemnifying Party shall fail or not have the right to assume the defense under Paragraph 10.4(b), above, or shall notify the Claiming Party that it shall refuse to conduct a defense against a Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim without the consent of the Indemnifying Party.

     10.5.  Effect of Taxes, Insurance and Other Benefits.  The determination of
            ---------------------------------------------
any liability, claim, lien, encumbrance, charge, fine or penalty for which indemnification may be claimed under this Article X shall be net of Tax benefits and insurance proceeds received (but also net of recovery costs and adjusted for any Tax incurred as a result of the receipt of such insurance proceeds except to the extent of any Tax benefits actually realized from the loss which gave rise to such insurance proceeds) by the party bearing such liability, claim, lien, encumbrance, charge, fine or penalty as a result thereof.

     10.6.  Limits on Indemnification Claims.
            --------------------------------

     10.6.1.  Basket.  Except as set forth in Paragraph 10.6.2, below. the
              ------
Sellers shall not be required to provide indemnification under Paragraph 10.1, above, unless the Buyers' Damages for all such claim(s) of indemnification shall
exceed in the aggregate [       ] (the "Basket Amount"), and then only for
amounts in excess of the Basket Amount.

     10.6.2.  Exceptions to Basket.  Notwithstanding Paragraph 10.6.1, above,
              --------------------
with respect to Buyers' Damages arising as a result of tax matters or any underground storage tank and the presence of hazardous materials at Building #4, the Sellers shall be required to provide indemnification for all of the Buyers' Damages without regard to the Basket Amount.

     10.6.3.  Maximum Amount of Indemnification.  In no event shall the
              ---------------------------------
aggregate liability of the Sellers with respect to all claims of indemnification
under Paragraph 10.1, above, exceed the aggregate amount of [          ] (the
"Cap Amount").

     10.7.  Sole Remedy; Termination.  Except as otherwise provided herein, the
            ------------------------
sole remedy of the Claiming Party for any and all claims of the nature described in Paragraphs 10.1 and 10.2, as appropriate, shall be the indemnity set forth in Paragraph 10.1 or 10.2, as the case may be, as limited by the provisions set forth elsewhere in this Article X. Any claims for indemnification not submitted in writing by the Claiming Party prior to the expiration of the applicable survival period of the warranty, representation or covenant on which such claim is based shall be deemed to have been waived. Any claims for indemnification made in good faith by the Claiming Party in writing prior to such expiration date, and the right of indemnity with respect thereto, shall survive until resolved or judicially determined.

     10.8.  No Indemnification for Known Breaches of Representations and
            ------------------------------------------------------------
Warranties.  Notwithstanding any of the provisions set forth in this Article X,
----------
in the event that the Claiming Party had knowledge, at or before the Closings, of the facts giving rise to a claim hereunder, then the Indemnifying Party shall not be liable under this Article X for any Damages resulting from or arising out of the breach, misrepresentation or nonfulfillment giving rise to such claim.

     10.9.  Tax Matters.
            -----------

            (a) Except as otherwise required by applicable law, the Buyers agree not to amend any Tax Return of CDP Inc. for any Pre-Closing Tax Period without the consent of Centocor, which shall not be unreasonably withheld or delayed.

            (b) Centocor agrees to include the Companies in its consolidated federal income tax returns for all periods through the Closing Date, and to pay any federal Taxes attributable to their income (except that the Buyers shall reimburse Centocor for any increase in Taxes to the Sellers or Centocor as the result of action taken by either Buyer or at the direction of either Buyer on the Closing Date, which action has not been consented to by the Stock Seller or Centocor). For any taxable period of CDP Inc. that includes (but does not end on) the Closing Date, America shall timely prepare and file or cause to be timely prepared and filed, with the appropriate authorities all Tax Returns required to be filed, and will pay all Taxes due on the filing of such Tax Returns (except that Centocor shall, promptly upon notice by America, reimburse America for the portion of any such Tax allocable to the Pre-Closing Tax Period). If such taxable period includes any portion of the Pre-Closing Tax Period, America shall provide to Centocor copies of all such Tax Returns within fifteen (15) days before such Tax Returns are due and shall incorporate Centocor's reasonable comments thereto into such Tax Returns. For any Pre-Closing Tax Period of the Companies that ends on or before the Closing Date, Centocor shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all Tax Returns required to be filed, and will pay all Taxes due on the filing of such Tax Returns.

            (c) America shall pay to Centocor all refunds (net of costs of collection) of Taxes of CDP Inc. received by America or CDP Inc. after the Closing Date and attributable to the Pre-Closing Tax Period. Such payment shall be made to Centocor within fifteen (15) days after receipt of any such refund by America. Nothing herein shall be construed to require America to initiate any claims for a Tax refund except if reasonably requested by Centocor and not unduly burdensome to America; provided that all costs of initiating and prosecuting any such claims shall be borne exclusively by Centocor, and America shall have received such assurances as it reasonably deems necessary in this regard.

            (d) Centocor, the Sellers, the Companies and the Buyers shall reasonably cooperate and shall cause their officers, employees, agents, auditors and representatives to cooperate in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

            (e) Tax Returns of CDP Inc. not yet filed as of the Closing Date for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to CDP Inc., except as otherwise required by applicable law or consented to by Centocor or the Stock Seller, which shall not be unreasonably withheld or delayed.

                                  ARTICLE XI
                                  ----------

                                 Miscellaneous
                                 -------------

     11.1.  Termination.
            -----------

            (a) This Agreement may be terminated at any time prior to the Closing Date:

                 (i) by the mutual written consent of the Buyers and the Sellers;

                 (ii)   by Fujirebio pursuant to Article VII, above; or

                 (iii) by the Buyers, acting jointly or by the Sellers, acting jointly;

                        (w) if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

                        (x) if the Closings shall not have occurred on or before November 25, 1998; provided, however, that the
                                            --------  -------
                  termination of this Agreement pursuant to this Paragraph 11.1(a)(iii)(x) shall not relieve a party from any liability it may have as a result of its breach of any representation or warranty or failure to perform or comply with any covenant or obligation under this Agreement which has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                        (y) if the other party shall breach this Agreement in any material respect and such breach is not cured within five
                  (5) days after notice of the breach to the breaching party by the other party.

            (b) In the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except as provided in Paragraph
     (a)(iii)(x), above, and except that Paragraphs 11.2 and 11.3, below, and this Paragraph 11.1(b), shall remain in full force and effect and shall survive such termination, and provided that no such termination shall relieve any party hereto from liability for any breach by such party of this Agreement.

     11.2.  Expenses.  Except as otherwise specifically provided herein, the
            --------
parties hereto shall pay their own expenses, including, without limitation, accountants' and attorneys' fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

     11.3.  Notices.  All notices or other communications required or permitted
            -------
to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

     IF TO EITHER OF THE BUYERS:        Fujirebio, Inc.

                                        FR Bldg. 62-5,
                                        Nihonbasi-Hamacho, 2-Chome,
                                        Chuo-ku, Tokyo, 103-007, Japan
                                        Attn:  Mr. Fumiaki Yonehara
                                               Executive Managing Director
                                        Fax:   (03) 5695-9214

     With a Copy To:                    Nishimura & Partners
                                        ARK Mori Bldg. 29th Floor1-12-32 Akasaka
                                        Minato-ku Tokyo 107-6029, Japan
                                        Attn:    Mitsuhiro Kamiya, Esquire
                                        Fax:   (03) 5561-9711

     IF TO EITHER OF THE SELLERS:       CDP Investments, Inc.
                                        CDP Holdings Corp.
                                        900 N. Market Street
                                        Wilmington, DE  19899
                                        Fax:  (302) 421-7378

     With a Copy To:                    Centocor, Inc.
                                        200 Great Valley Parkway
                                        Malvern, PA  19355-1307
                                        Attn:  Corporate Secretary
                                        Fax:  (610) 651-6100

                                        Godfrey & Kahn, S.C.
                                        780 North Water Street
                                        Milwaukee, WI  53202
                                        Attn:  Thomas A. Myers, Esquire
                                        Fax:  (414) 273-5198

                                        Duane, Morris & Heckscher LLP
                                        One Liberty Place
                                        Philadelphia, PA  19103-7396
                                        Attn:  David C. Toner, Esquire
                                        Fax:  (215) 979-1020

     11.4.  Entire Agreement.  This Agreement, the exhibits attached hereto and
            ----------------
the agreements executed and delivered in connection herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

     11.5.  Assignment.  This Agreement and the rights hereunder shall not be
            ----------
assignable or transferable (i) by either Buyer without the prior written consent of the Sellers, or (ii) by either Seller without the prior written consent of the Buyers.

     11.6.  Binding Effect.  This Agreement shall be binding upon the parties
            --------------
hereto and their respective successors and permitted assigns.

     11.7.   Paragraph Headings.  The headings in this Agreement are for
             ------------------
purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

     11.8.   Severability.  The parties agree that if any provision of this
             ------------
Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

     11.9.   Applicable Law.  This Agreement and all questions arising in
             --------------
connection herewith shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws thereunder.

     11.10.  Counterparts.  This Agreement may be executed in one or more
             ------------
counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     11.11.  Passage of Title.  Legal title, equitable title and risk of loss
             ----------------
with respect to the Assets and the Subject Shares will not pass to Fujirebio and America until the Assets and the Subject Shares are transferred at the Closing, which transfers, once they have occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. eastern standard time on the Closing Date.

     11.12.  Centocor Guaranty.  Centocor hereby irrevocably and unconditionally
             -----------------
guarantees any and all obligations of the Sellers and CDP Inc. pursuant to Articles V, VIII, IX and X of this Agreement.

     11.13.  Arbitration.  In the event of any dispute or difference arising out
             -----------
of or relating to this Agreement, the parties hereto shall use their best endeavors to settle such dispute or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties. If they do not reach such a solution within a period of thirty (30) days, then the disputes or differences shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration tribunal shall be formed of three arbitrators, one to be appointed by the Sellers and one to be appointed by the Buyers and the third to be appointed by the first two or, in the event of their failure to agree within thirty (30) days, by the President of the Court of Arbitration of the International Chamber of Commerce, provided, that any arbitrator so appointed by the President of the Court of Arbitration of the International Chamber of Commerce shall be a resident of the City of Paris, France. The arbitration shall take place in the City of Paris, France. The arbitration award shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of the costs of arbitration and all matters related thereto. Any such arbitration shall be conducted in the English language. Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be. Neither party shall claim or be entitled to receive punitive or similar forms of exemplary damages. Notwithstanding the foregoing, if any dispute or difference relating to the failure of the Buyers to consummate the Closing shall arise, any such dispute or difference shall not be submitted to arbitration as described above, but rather, a party hereto shall initiate an action in any court in the Commonwealth of Pennsylvania in an attempt to litigate such dispute or difference.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                   CENTOCOR:


                                   CENTOCOR, INC.


                                   By: /s/ David P. Holveck                  CEO
                                      ------------------------------------------
                                                                         (Title)

                                   STOCK SELLER:

                                   CDP INVESTMENTS, INC.


     /s/ Linda DeLuca              By: /s/ Richard A. Bierly      Vice President
     ----------------                 ------------------------------------------
     Wilmington, DE                                                      (Title)
     Witness

                                   ASSET SELLER:

                                   CDP HOLDINGS CORP.

                                   By: /s/ Richard A. Bierly      Vice President
                                      ------------------------------------------
                                                                         (Title)

                                   FUJIREBIO:

                                   FUJIREBIO INC.


                                   By: /s/ Koichiro Fujita             President
                                      ------------------------------------------
                                                                         (Title)

                                   AMERICA:

                                   FUJIREBIO AMERICA INC.


                                   By: /s/ Akihiko Shimauchi   President and CEO
                                      ------------------------------------------
                                                                         (Title)